TearLab Announces First Quarter 2016 Preliminary Financial Estimates

SAN DIEGO, CA, April 20, 2016 -- TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or “the Company”) announced today certain preliminarily unaudited financial estimates for the first quarter of 2016.

TearLab estimates that total revenue for the quarter ended March 31, 2016 will be approximately $6.8 million, reflecting an increase of 25% from the first quarter of 2015. In addition, TearLab estimates that a net total of 257 TearLab Osomarlity® Systems were added in the first quarter of 2016, of which 167 were under the Company’s new Flex program and 61 were purchased outside of the United States.

The following table sets out the estimated annualized revenue per U.S. device and account analysis for the first quarter ended March 31, 2016:

	Active	Active	Annualized Revenues	Annualized Revenues
Program	Devices	Accounts	Per Device	Per Account
Purchased	302	251	$1,863	$2,242
Use	357	356	$5,798	$5,814
Masters	1,747	229	$3,921	$29,912
Flex	1,705	756	$8,447	$19,050
Total:	4,111	1,603

The Company’s strong sales performance was driven by its U.S. business, which experienced both year-over-year as well as sequential growth, resulting primarily from continued utilization and new device placement in its Flex accounts.

The Company estimates its available cash balance at March 31, 2016 to be $7.2 million. The Q1-2016 cash burn was negatively impacted by large seasonal payments related to annual audit expenses, full year insurance payments, expenses related to the Company’s public offering in February and severance payments related to the Company’s previously announced strategic restructuring.

These figures are preliminary and actual results may differ. The Company currently expects to report final first quarter financial results on May 4, 2016 after the market close.

“We are especially pleased with these results given the high level of disruption experienced throughout the quarter due to our financing efforts and strategic restructuring of the business. To see increases in our total device placements, account footprint and average revenues within our Flex customers are all positive signs of our ability to maintain our momentum with a smaller more efficient sales force and drive growth going forward. In addition to the strategic restructuring, we have also completed the OcuHub divestment. Both will result in a significant decrease in our cash burn beginning in the second quarter,” commented Seph Jensen, TearLab’s Chief Executive Officer.

Business Outlook

TearLab continues to expect annual revenue growth of 15% - 20% for the full year 2016. In addition, the Company completed its previously announced strategic restructuring in the first quarter of 2016 and finalized the divestment of its OcuHub subsidiary on April 8, 2016. As a result, the Company believes it will start realizing the full impact of an annualized operating expense reduction of $12.9 million ($9.4 million from the strategic restructuring and $3.5 million from the OcuHub divestment), beginning in the second quarter of 2016. As a result, the Company expects its cash burn under its new operating model for the remainder of 2016 to be in the range of $7.5 million to $8.5 million.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. TearLab Corporation’s common shares trade on the NASDAQ Capital Market under the symbol ‘TEAR’ and on the Toronto Stock Exchange under the symbol ‘TLB’.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning our future financial and operational performance including anticipated savings from the strategic restructuring and divestment of OcuHub, opportunities associated with new program offerings, accessing future capital, and plans with respect to our marketing strategy. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to various risks and uncertainties. Many factors, risks and uncertainties may cause our actual results to differ materially from forward-looking statements, including the factors, risks, and uncertainties detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 9, 2016, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, expected to be filed with the SEC in May 2016. We do not undertake to update any forward-looking statements except as required by law.

CONTACTS:

Investors:

Stephen Kilmer

(647) 872-4849

skilmer@tearlab.com